Exhibit (m)(7)

NOTICE OF RULE 12B-1 FEE WAIVER

CLASS A SHARES, CLASS B SHARES and CLASS C SHARES

Dryden Total Return Bond Fund, Inc.

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of January 1, 2007, by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the principal underwriter of Dryden Total Return Bond Fund, Inc., an open-end management investment company (the Fund).

WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A shares, Class B shares and Class C shares of the Fund (Rule 12b-1 fees); and

WHEREAS, PIMS understands and intends that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waivers by incurring lower Fund operating expenses than they would absent such waivers.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class A shares of the Fund to .25 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective from the date hereof until April 30, 2008.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class B shares of the Fund to .75 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective from the date of the closing of the Fund’s reorganization with Strategic Partners Total Return Bond Fund until March 31, 2008.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class C shares of the Fund to .75 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective from the date hereof until April 30, 2008.

IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By: /s/ Robert F. Gunia

Name: Robert F. Gunia

Title: President